Press Release

Source: Cycle Country Accessories Corporation

Cycle Country Announces the Resignation CFO

Monday October 13, 10:00 am ET

MILFORD, Iowa--(BUSINESS WIRE)--Cycle Country (AMEX:ATC), a leading supplier of ATV accessories, Golf Accessories, Oil
Filters and Contract Manufacturing announces today the resignation of its Chief Financial Officer, Mr. David Davis to pursue other opportunities.

ATC expects to file its 10-K, as it has always done historically, between December 29 and December 31 and does not anticipate any interruption due to the aforementioned resignation.

The company is reviewing candidates and will have further announcements when appropriate.

About Cycle Country Accessories Corporation
Cycle Country has been an industry leader in the marketing, sales, design and manufacturing of custom fitting accessories for utility all-terrain vehicles (ATV's) for over 31 years. Products include snowplows, mowers, 3-point hitches and implements, storage, bed lifts, brush guards and more. Cycle Country also produces a line of wheel covers for golf carts, lawn and garden equipment and motor sports vehicles. Perf-Form, a wholly owned subsidiary, makes high performance oil filters for motorcycles, ATV's and watercraft. In April of 2005, Cycle Country acquired Simonsen Iron Works, now operating as Cycle Country-Spencer, providing metal fabrication and contract manufacturing services to clients in the mid-west.
www.cyclecountry.com
www.weekend-warrior.com
www.perf-form.com

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward looking statements: This press release and other statements by Cycle Country may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "estimate," "potential," or future/conditional verbs such as "will," "should," and "could."

Contact:
Magellan FIN
Mark Gilbert, Principal, 317-867-2839
mgilbert@magellanfin.com

Source: Cycle Country Accessories Corporation